Exhibit 23.6

CONSENT OF STEVEN BANGERT

The undersigned hereby consents to being named in this Registration Statement on Form S-4 and in all subsequent amendments and post-effective amendments or supplements thereto as an individual to become a director of BOK Financial Corporation and to the inclusion of his biographical and other information in the Registration Statement. The undersigned also hereby consents to being named in any registration statement on Form S-8 filed by BOK Financial Corporation that incorporates by reference the prospectus forming part of the Registration Statement.

In witness whereof, this consent is signed and dated as of the date set forth below.

Date: July 13, 2018

/s/ Steven Bangert
Steven Bangert